Exhibit 99.1

For Immediate Release
Company Contact:	Investor Relations Contact:
Grant Williams	Becky Herrick
Chief Financial Officer	Lippert/Heilshorn & Associates
(303) 444-0900 x 2185	(415) 433-3777
gwilliams@noof.com	bherrick@lhai.com

New Frontier Media Reports Fiscal 2009 Third Quarter Results

–  Transactional TV segment delivered 6% quarterly revenue growth including $0.5 million of international revenue  –

–  Company reported $11.1 million of non-cash goodwill and asset impairment charges related to MRG Entertainment, Inc. which was the primary cause of a quarterly net loss of $8.9 million, or $0.42 per share  –

–  Company has generated $6.7 million of cash flows from operations during the nine months ended December 31, 2008  –

BOULDER, COLORADO, February 9, 2009 — New Frontier Media, Inc. (Nasdaq: NOOF), a leading producer and distributor of branded television networks and on-demand programming, reported its results for the fiscal 2009 third quarter and nine-month period ended December 31, 2008.

“Even in a very challenging economic environment, New Frontier Media grew its core Transactional TV quarterly revenue by 6% and maintains a solid financial foundation,” said Michael Weiner, chief executive officer of New Frontier Media, Inc.  “During the quarter, we continued to build on our previous successes in the Transactional TV segment and launched our content to more than two million international pay-per-view network homes and over 5.5 million international video-on-demand network homes. International distribution contributed $0.5 million in revenue during the current quarter.  A large portion of the international revenue is related to content that was launched in early November 2008 and we expect this revenue to ramp in future quarters.  Domestically, we also secured a new contract to distribute video-on-demand content to more than three million network homes, and we hope to launch content on that platform during the fourth quarter of fiscal 2009.  We believe the company is well positioned to continue to grow the Transactional TV segment revenue as we have demonstrated through the first nine months of fiscal 2009.”

“Our Film Production segment was impacted this quarter by the difficult economic conditions. As a result, we determined a goodwill impairment analysis was necessary and based on that analysis, we recorded an impairment charge of $10.0 million.  Although we believe the business climate for this segment is still challenging, we are optimistic about its long-term growth prospects.  For example, we recently completed production on the third season of a thirteen-episode series and expect delivery of this series during the next two quarters, and we have also begun production on a new producer-for-hire agreement and have begun distributing our mainstream content to DVD retail businesses.  Additionally, we have leveraged our Transactional TV operations to expand the distribution of the Film Production segment’s mainstream content and are now distributing that content to more than 10 million VOD homes.  With respect to the Direct-to-Consumer segment IPTV project, we are continuing this test initiative and will provide a more detailed status update after the fiscal year results have been assessed.”

Mr. Weiner stated, “We continue to be diligent about our expense management and believe our cash flows will provide us opportunities to generate shareholder value.  During the current quarter, we seized such an opportunity and acquired 2.6 million shares of our common stock at a very attractive price.”

Third Fiscal Quarter Financial Highlights: December 31, 2008 Compared to December 31, 2007

•                  Revenue was $12.6 million as compared to $17.9 million.

•                  Transactional TV segment revenue grew to $10.5 million, increasing by approximately 6% due to $0.5 million in incremental revenue from international distribution and improved VOD performance on several of the top 10 largest U.S. cable MSOs.

•                  Film Production segment revenue declined to $1.8 million as compared to $7.6 million due to an expected $3.6 million decline from a producer-for-hire deal and thirteen episode series that were delivered in the prior year quarter but did not recur in the current quarter.  Revenue was also lower due to a general decline in owned and repped content revenue as a result of unfavorable economic conditions.

•                  Direct-to-Consumer segment revenue was $0.4 million for both periods.

•                  Cost of sales declined to $4.1 million from $6.9 million, primarily related to the decline in Film Production segment revenue.  Partially offsetting this decline was a $0.3 million increase in costs associated with the Direct-to-Consumer set-top box test initiative.

•                  Operating expenses were $17.7 million as compared to $6.3 million and included:

•                  an increase in expense from a $10.0 million Film Production segment goodwill impairment charge;

•                  $1.1 million in impairment charges for certain Film Production segment film content and recoupable cost assets; and

•                  an increase in expenses of $0.3 million related to the set-top box test initiative.

•                  The Company reversed uncertain tax position liabilities during the current quarter in connection with the expiration of the statute of limitations.  The impact on the statement of operations from the reversal was a decrease in interest expense of $0.4 million and a decrease in tax provision expense of $0.4 million.

•                  Net loss for the quarter was $8.9 million, or $0.42 per share, as compared to net income of $3.1 million, or $0.13 per share, in the same prior year quarter.

For the nine months ended December 31, 2008, net sales were $39.1 million as compared to $43.3 million in the same period last year.  The Company reported a net loss for the nine months ended December 31, 2008 of $6.4 million, or $0.28 per share, compared to net income of $6.8 million, or $0.28 per share, in the same prior year period.  Cash flow from operations during the nine month period ended December 31, 2008 increased to $6.7 million from $4.6 million in the same prior year period.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined in Item 10 of Regulation S-K, including EBITDA and Adjusted EBITDA on a consolidated basis for the three and nine month periods ended December 31, 2008 and 2007.  The Company believes these measures provide useful information to management and to investors; however, these non-GAAP measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.  A reconciliation of EBITDA and Adjusted EBITDA as compared to the most directly comparable GAAP financial measure, net income (loss), is presented in a reconciliation table that follows our presentation of Consolidated Operating Results below.  EBITDA is calculated as net income (loss) plus depreciation, amortization, and income taxes, less other income; and Adjusted EBITDA is calculated as EBITDA less cash paid for content, plus goodwill and other asset impairment charges.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (800) 240-5318.  To participate in the web cast please log onto www.noof.com and click on “Investor Relations” and then “Webcasts & Events”.  A replay of the conference call will be available for seven days beginning after 1 p.m. Eastern Time on February 9, 2009 at (800) 405-2236, access code 11126222#.  The replay will also be archived for twelve months on the corporate web site at www.noof.com. This press release can be found on the company’s corporate web site, www.noof.com, under “Investor Relations/News Releases”.

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. These forward-looking statements are covered by the safe harbor provisions for forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes’’, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission (“SEC”) for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval (EDGAR) system at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leading producer and distributor of branded television networks and on-demand programming. The Company delivers nine full-time transactional adult-themed pay-per-view networks to cable and satellite operators across the United States. These services reach over 179 million network homes. Additionally, the Company is a leading provider of content to video-on-demand platforms on cable and satellite. New Frontier Media is the exclusive distributor of Penthouse branded adult television in the U.S. The Company’s programming originates at New Frontier Media’s state of the art digital broadcast center in Boulder, Colorado. The Company owns thousands of hours of digital content and partners with more than 130 movie studios to bring together a variety of transactional adult entertainment available today.

New Frontier Media’s Film Production segment produces original motion pictures that are distributed in the U.S. on premium movie channels, such as Cinemax® and Showtime®, and internationally on similar services. The Film Production segment also develops and produces exciting original event programming that is widely distributed on satellite and cable pay-per-view. Through the Lightning Entertainment® Group label, this segment also represents the work of a full range of independent U.S. film producers in markets around of the globe.

For more information about New Frontier Media, Inc. contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.

Consolidated Operating Results

(in thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Quarter Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007

Net sales	$12,619	$17,921	$39,055	$43,291

Cost of sales	4,120	6,872	12,478	14,128

Gross margin	8,499	11,049	26,577	29,163

Operating expenses excluding impairment charges	6,572	5,499	20,453	17,859
Goodwill and other asset impairment charges	11,136	778	11,201	1,141
Total operating expenses	17,708	6,277	31,654	19,000

Operating income (loss)	(9,209)	4,772	(5,077)	10,163

Other income	436	175	467	560

Income (loss) before provision for income taxes	(8,773)	4,947	(4,610)	10,723

Provision for income taxes	(80)	(1,815)	(1,769)	(3,949)

Net income (loss)	$(8,853)	$3,132	$(6,379)	$6,774

Basic income (loss) per share	$(0.42)	$0.13	$(0.28)	$0.28

Diluted income (loss) per share	$(0.42)	$0.13	$(0.28)	$0.28

Dividends declared per common share	$—	$0.13	$—	$0.38

Average outstanding shares of common stock	21,314	23,805	22,732	24,088

Common stock and common stock equivalents	21,314	23,878	22,732	24,241

EBITDA and Adjusted EBITDA

	(Unaudited)		(Unaudited)
	Quarter Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007

Net Income (Loss)	$(8,853)	$3,132	$(6,379)	$6,774

Adjustments:
Other income	(436)	(175)	(467)	(560)
Provision for income taxes	80	1,815	1,769	3,949
Depreciation and amortization	2,003	2,908	6,578	6,519
EBITDA	(7,206)	7,680	1,501	16,682
Cash paid for content(1)	(1,983)	(1,967)	(5,654)	(6,507)
Goodwill and other asset impairment charges	11,136	778	11,201	1,141
Adjusted EBITDA	$1,947	$6,491	$7,048	$11,316

(1) Amount includes total cash paid for prepaid distribution rights and capitalized film costs.

Consolidated Balance Sheets
(in thousands)

	December 31, 2008	March 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,092	$18,325
Restricted cash	18	38
Marketable securities	1,277	930
Accounts receivable, net	10,092	13,873
Taxes receivable	1,113	—
Deferred tax asset	456	620
Prepaid and other assets	1,224	1,899
Total current assets	28,272	35,685
Equipment and furniture, net	5,819	4,861
Prepaid distribution rights, net	11,220	10,381
Recoupable costs and producer advances, net	4,738	2,448
Film costs, net	6,893	7,626
Goodwill	8,599	18,608
Other identifiable intangible assets, net	2,805	3,033
Other assets	1,037	1,019
Total assets	$69,383	$83,661

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,139	$2,937
Dividend payable	—	2,982
Taxes payable	—	760
Producers payable	1,005	1,012
Deferred revenue	922	984
Accrued compensation	1,410	1,817
Deferred producer liabilities	1,979	2,862
Short-term debt	4,000	—
Accrued other liabilities	3,269	2,257
Total current liabilities	14,724	15,611
Deferred tax liabilities	603	795
Taxes payable	240	216
Other long-term liabilities	748	1,002
Total liabilities	16,315	17,624

Commitments and contingencies

Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	55,349	61,854
Retained earnings (accumulated deficit)	(2,188)	4,191
Accumulated other comprehensive loss	(95)	(10)
Total shareholders’ equity	53,068	66,037
Total liabilities and shareholders’ equity	$69,383	$83,661

Consolidated Statements of Cash Flows

(In thousands)

	(Unaudited)
	Nine Months Ended December 31,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$(6,379)	$6,774
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,578	6,519
Tax benefit from option/warrant exercises	—	211
Share-based compensation	792	713
Deferred tax asset and liability, net	(28)	(893)
Charge for goodwill impairment	10,009	—
Charge for film cost, recoupable cost and fixed asset impairments	1,192	1,141
Reversal of uncertain tax positions	(1,598)	—
Reversal of interest expense for uncertain tax position	(429)	—
Changes in operating assets and liabilities
Accounts receivable	3,781	(3,514)
Accounts payable	(463)	(256)
Prepaid distribution rights	(3,548)	(3,493)
Capitalized film costs	(2,106)	(3,014)
Deferred revenue	(62)	6
Producers payable	(7)	(63)
Taxes receivable and payable, net	806	1,738
Accrued compensation	(407)	(1,993)
Other assets and liabilities, net	(1,438)	743

Net cash provided by operating activities	6,693	4,619

Cash flows from investing activities:
Purchase of investments available-for-sale	(2,011)	(2,736)
Redemption of investments available-for-sale	1,664	8,844
Purchase of equipment and furniture	(2,427)	(1,527)
Purchase of intangible assets	(764)	—
Payment of related party note arising from business acquisition	(21)	(615)

Net cash (used in) provided by investing activities	(3,559)	3,966

Cash flows from financing activities:
Proceeds from exercise of stock options/warrants	—	512
Purchase of common stock	(8,355)	(3,844)
Payment of dividend	(2,982)	(6,042)
Proceeds from short-term debt	4,000	—
Excess tax shortfall from option/warrant exercise	—	(136)

Net cash used in financing activities	(7,337)	(9,510)

Net decrease in cash and cash equivalents	(4,203)	(925)
Effect of exchange rate changes on cash and cash equivalents	(30)	—
Cash and cash equivalents, beginning of period	18,325	17,345

Cash and cash equivalents, end of period	$14,092	$16,420

Segment Summary Data (1)

(In millions)

	(Unaudited)			(Unaudited)
	Quarter Ended December 31,			Nine Months Ended December 31,
	2008	2007	% change	2008	2007	% change

Net sales
Transactional TV	$10.5	$9.9	6%	$31.8	$30.3	5%
Film Production	1.8	7.6	-76%	6.0	11.7	-49%
Direct-to-Consumer	0.4	0.4	0%	1.2	1.4	-14%
Total net sales	12.6	17.9	-30%	39.1	43.3	-10%

Cost of sales
Transactional TV(2)	2.9	2.7	7%	8.5	8.3	2%
Film Production	0.6	4.0	-85%	2.5	5.3	-53%
Direct-to-Consumer(2)	0.6	0.2	#	1.5	0.6	#
Total cost of sales	4.1	6.9	-41%	12.5	14.1	-11%

Operating expenses
Transactional TV	2.3	2.0	15%	7.2	6.6	9%
Film Production(3)	12.3	1.4	#	14.7	3.9	#
Direct-to-Consumer	0.5	0.2	#	1.6	0.7	#
Corporate Administration	2.5	2.6	-4%	8.1	7.8	4%
Total operating expenses	17.7	6.3	#	31.7	19.0	67%

Operating income (loss)
Transactional TV	5.2	5.1	2%	16.2	15.4	5%
Film Production	(11.2)	2.2	#	(11.3)	2.5	#
Direct-to-Consumer	(0.7)	—	#	(1.9)	0.1	#
Corporate Administration	(2.5)	(2.6)	4%	(8.1)	(7.8)	-4%
Total operating income (loss)	$(9.2)	$4.8	#	$(5.1)	$10.2	#

(1) Amounts in this schedule may not sum due to rounding.

(2) The Company has reclassified certain prior year prepaid distribution rights amortization from the Transactional TV segment to the Direct-to-Consumer segment to conform with the current period presentation.

(3) The quarter and nine month period ended December 31, 2008 operating expenses include a $10.0 million goodwill impairment charge and a $1.1 million film cost impairment charge. The quarter and nine month period ended December 31, 2007 operating expenses include a $0.7 million film cost impairment charge and a $0.5 million reversal of earn-out expense.

# Represents an increase or decrease in excess of 100%.

Supplemental Revenue Data (1)

(In millions)

	(Unaudited)			(Unaudited)
	Quarter Ended December 31,			Nine Months Ended December 31,
	2008	2007	% change	2008	2007	% change

Transactional TV(2)
VOD	$5.2	$4.4	18%	$16.1	$13.7	18%
PPV	5.1	5.3	-4%	15.1	15.4	-2%
C-Band and other	0.2	0.2	0%	0.6	1.1	-45%
Total	$10.5	$9.9	6%	$31.8	$30.3	5%

Film Production(3)
Owned content	$1.2	$4.2	-71%	$4.6	$7.0	-34%
Repped content	0.4	0.7	-43%	1.0	1.8	-44%
Other	0.2	2.6	-92%	0.4	2.9	-86%
Total	$1.8	$7.6	-76%	$6.0	$11.7	-49%

Direct-to-Consumer
Net membership	$0.3	$0.3	0%	$1.0	$1.0	0%
Other	0.1	0.1	0%	0.2	0.3	-33%
Total	$0.4	$0.4	0%	$1.2	$1.4	-14%

(1) Amounts in this schedule may not sum due to rounding.

(2) Prior year net revenue from advertising has been reclassified from PPV to C-Band and other revenue to conform with the current period presentation.

(3) Other revenue was previously classified within owned content revenue and has been reclassified to conform with the current period presentation.